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                                                                    Exhibit 23.3

                    INDEPENDENT AUDITORS' REPORT ON SCHEDULE

To the Board of Directors and Stockholders of AboveNet Communications Inc.

     Our audits of the financial statements of AboveNet Communications, Inc. for the period from March 8, 1996 (inception) to June 30, 1996 and for the years ended June 30, 1997 and 1998 also include the financial statement schedule of AboveNet Communications, Inc., listed in Item 16. (b). The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

San Jose, California
August 7, 1998

To the Board of Directors and Stockholders of AboveNet Communications Inc.:

     The financial statements/schedule included herein reflect the approval by the Company's stockholders to the reincorporation of the company in the State of Delaware and the associated exchange of one share of common stock and preferred stock of the Company for every two and one-half shares of common stock and preferred stock, as the case may be, of the Company's California predecessor entity as described in Note 12 to the financial statements. The above report is in the form that will be signed by Deloitte & Touche LLP upon the effectiveness of such events assuming that from August 7, 1998 to the effective date of such events, no other events shall have occurred that would affect the accompanying financial statements or notes thereto.

Deloitte & Touche LLP

San Jose, California
September 8, 1998